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                     October 23, 2020

       Daniel Shribman
       Chief Executive Officer
       B. Riley Principal Merger Corp. II
       299 Park Avenue, 21st Floor
       New York, New York 10171

                                                        Re: B. Riley Principal
Merger Corp. II
                                                            Preliminary Proxy
Statement on Schedule 14A
                                                            Filed September 11,
2020
                                                            File No. 001-39291

       Dear Mr. Shribman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing
       cc:                                              Joel Rubinstein